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                              ADDENDUM TO AGREEMENT

                       BETWEEN OLYMPIC FINANCIAL LTD. AND

                                 JEFFREY C. MACK


            This ADDENDUM dated November 11, 1996 (the "Addendum") sets forth additional agreements and covenants between Olympic Financial Ltd. (the "Company") and Jeffrey C. Mack ("Employee") with regard to his resignation from the position of Chief Executive Officer, President and member of the Board of Directors of the Company on August 26, 1996 (the "Resignation").

            WHEREAS, the Company and Employee have entered into an agreement regarding the Resignation dated August 26, 1996, pursuant to which Employee will continue as an employee-consultant of the Company until August 26, 1998 (the "Agreement"), and

            WHEREAS, since entering into the Agreement, the Company and Employee have agreed on certain additional terms, and wish to clarify certain covenants set forth in the Agreement.

            NOW, THEREFORE, the parties hereby agree as follows:

            1. LEGAL FEES. The Company will pay Employee $10,000 as partial reimbursement for legal fees incurred by him in connection with the Resignation.

            2. CIRCUMSTANCES OF RESIGNATION. The Company and Employee hereby acknowledge that, other than the press release issued on August 26, 1996, they have not, and agree that they will not at any time, issue internal or external communications concerning the Resignation, whether written or verbal, including interviews.

            3.   SERVICES; CONTACT WITH COMPANY EMPLOYEES.

                 (a) During the term of the Agreement, Employee shall render such services and perform such duties as may reasonably be directed by the Company from time to time.

                 (b) Employee will refrain from contacting any employees of the Company at the Company's offices during normal business hours, whether by telephone, facsimile or otherwise, except to the extent that such contact is

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necessitated by the services he renders at the Company's direction.  This covenant will not preclude Employee from contacting or socializing with Company employees outside of the Company's offices during non-business hours.

            4. FORWARDING OF MAIL. The Company will forward to Employee all personal messages, and all mail sent to Employee at the Company's offices which is marked "personal" or "confidential" or is hand addressed. Mail which is not marked "personal" or "confidential" will be reviewed by Company personnel and, if such mail involves Company business which is not related to any services being provided by the Employee, will be retained by the Company. Mail which does not involve Company business will also be forwarded to Employee. Messages will be faxed to Employee at the following number: (612) 934-0440, or at such other number as Employee advises the Company in writing. Personal mail will be sent to Employee at the following address: 18453 Nicklaus Way, Eden Prairie, MN 55347 or to such other address as Employee advises the Company in writing.

            5. CAR PAYMENTS. The Company will either make, or reimburse Employee for the cost of, loan payments with respect to his current BMW automobile until August 26, 1998, and will either make, or reimburse Employee for the cost of, lease payments through the end of the term of Employee's existing lease on his current Jaguar automobile. The Company will also pay, or reimburse Employee for the cost of, insurance premiums for such automobiles. All other expenses relating to the automobiles, including maintenance, repairs and gas, shall be the responsibility of Employee.

            6. CLUB DUES. Until August 26, 1998, the Company will either pay, or reimburse Employee for the cost or, club dues and assessments (but not personal disbursements) for Employee for the following clubs in accordance with its past practices:

            *    Olympic Hills Golf Club;

            *    Bear Path Golf Club;

            *    Flagship.

            To the extent that such amounts are not paid directly and are incurred by Employee, the Company will reimburse Employee for such amounts within fifteen days of Employee's presentment of proper documentation therefor.

            7. D&O COVERAGE; INDEMNIFICATION. The provisions of Section 5 of the Agreement notwithstanding, the Company will continue to maintain for Employee Director


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& Officer Liability Coverage, and continue to provide him with indemnification under its bylaws, until August 26, 2002.

           8. NONCOMPETITION. (a) It is mutually acknowledged that by virtue of Employee's former positions with the Company and its subsidiaries, he has become possessed of certain valuable and confidential information concerning the customers, business methods, procedures and techniques of the Company and its subsidiaries. It is further understood that Employee has developed contacts among the customers of the Company and its subsidiaries, and it is mutually understood and agreed that the customers of the Company and its subsidiaries and the business methods and procedures and techniques developed by the Company and its subsidiaries are valuable assets and properties of the Company and its subsidiaries. Without limitation, it is also specifically acknowledged that great trust on the part of the Company and its subsidiaries has resided in Employee, since Employee's former duties have included involvement in the management, promotion and development of the Company's business. Accordingly, the parties deem it necessary to enter into the protective covenants set forth below, the terms and conditions of which have been negotiated by and between the parties hereto:

                (i) Employee agrees that until August 26, 1998, he will not, directly or indirectly, on his own behalf or on the behalf of any third party, perform management, accounting, financial, marketing, sales, administrative or executive duties, in any business conducted within the Territories (as defined below) which engages in originating automobile or truck loans or leases, purchasing automobile or truck loans or leases from automobile or truck dealers, packaging such loans or leases, reselling such loans or leases or servicing such loans or leases (the "Restricted Activities"). As used in this Addendum, the term "Territories" means any state in which any such loans or leases originated (determined by the location of the dealers from whom the loans or leases were purchased or, in the case of loans or leases originated by the Company, the location of the borrowers or lessees).

                      (ii) Employee agrees that until August 26, 1998, he will not, directly or indirectly, solicit, divert, take away or attempt to solicit, divert, or take away from the Company, or any subsidiary, any of the dealers and other sources from which the Company or any subsidiary acquires loans or leases or from whom the loan or lease packages are received by the Company or any subsidiary.

                      (iii) Employee agrees that until August 26, 1998, he will not, directly or indirectly, on his own behalf

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or in the service or on behalf of others, solicit, divert or hire away, or in any manner attempt to solicit, divert or hire away any person employed by the Company or any subsidiary, whether or not such employee is a full-time employee or a temporary employee of the Company or any subsidiary, and whether or not such employment was pursuant to a written or oral contract of employment and whether or not such employment was for a determined period or was at will.

                (b) Employee acknowledges that the provisions of this Section 8 constitute a material inducement to the Company to enter into the Agreement and this Addendum. Employee further acknowledges that the Company's remedy at law for a breach by him of the provisions of this Section 8 will be inadequate. Accordingly, in the event of a breach or threatened breach by Employee of any provision of this Section 8, the Company will be entitled to injunctive relief in addition to any other remedy it may have. If any of the provisions of, or covenants contained in, this Section 8 are hereafter construed to be invalid or unenforceable in any jurisdiction, the same will not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which will be given full effect, without regard to the invalidity or unenforceability in such other jurisdiction. If any of the provisions of, or covenants contained in, this Section 8 are held to be unenforceable in any jurisdiction because of the duration or geographical scope thereof, the parties agree that the court making such determination will have the power to reduce the duration or geographical scope of such provision or covenant and, in its reduced form, such provision or covenant will be enforceable; provided, however, that the determination of such court will not affect the enforceability of this Section 8 in any other jurisdiction.

                9. SPLIT-DOLLAR LIFE INSURANCE PLAN. Employee's rights under the Split-Dollar Life Insurance Plan shall be governed by the terms of that Plan consistent with his status as an employee of the Company through August 26, 1998.

                10. OPTIONS; RESTRICTED STOCK. Sections 2 and 4 of the Agreement notwithstanding, upon termination of Employee's employment under the Agreement on August 26, 1998, and provided that a "change in control" has not occurred prior to such date, (i) all outstanding options to purchase Company common stock held by the Employee which have not vested as of such date shall vest and thereafter be exercisable in accordance with the terms thereof; and (ii) the Employee shall become vested in 12,225 shares of restricted stock under the Company's 1998-2000 Restricted

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Stock Election Plan, and all other shares granted to Employee pursuant to such plan shall be forfeited.*

           11. AGREEMENT STILL IN EFFECT. The parties hereby acknowledge that the Agreement will continue in effect in accordance with its terms, except to the extent that such terms have been specifically modified or clarified by this Addendum. The Agreement, as so modified and clarified, supercedes all prior agreements between the Company and Employee relating to his employment including, without limitation, Employee's Employment Agreement with the Company dated August 1, 1991, as amended (the "Employment Agreement").

           12. WITHHOLDING. The Company will withhold from amounts payable to Employee hereunder and under the Agreement any federal, state and local income and employment taxes which are required to be so withheld.

           13. RELEASE OF CLAIMS. The Company and Employee agree that this Addendum and the Agreement represent the full agreement of the parties with respect to the Resignation and any events or circumstances relating thereto. Accordingly, the Company, on its own behalf and on behalf of its successors and assigns, and Employee, on his own behalf and on behalf of his marital community, heirs, successors and assigns, each do hereby fully and forever release, discharge, and acquit the other and the other's respective successors, assigns, affiliates, shareholders, officers, employees, agents, directors, and attorneys, from any and all actions, causes of action, liabilities, claims, debts, attorneys' fees, costs of suit, and other obligations whatsoever (i) which arise out of, or which concern in any way, the Resignation or any events or circumstances relating thereto, or (ii) which arise out of, or which concern in any way, the Employment Agreement. Each of the Company and Employee represent that they have not commenced, and covenant that they shall not hereafter commence, against the other, any legal proceedings of any kind, including, but not limited to, administrative proceedings, which arise out of, or which concern in any way, the Resignation, any events or circumstances relating thereto, or the Employment Agreement.

           14. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

* All of Employees Rights to pursue common shares of the Company under the Company's's 1994-1997 Restricted Stock Election Plan shall vest according to the terms of that plan.


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           IN WITNESS WHEREOF, the parties have duly executed this Addendum effective as of the date first above written.





                                           OLYMPIC FINANCIAL LTD.



                                           By:  /s/ Scott H. Anderson V.C.
                                              -----------------------------
                                           Name:   Scott H. Anderson
                                           Title:  Vice-Chairman



                                                /s/ Jeffrey C. Mack
                                           --------------------------------
                                                Jeffrey C. Mack




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